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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Matthews                         Lawrence               J.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

7601 Fifth Avenue
--------------------------------------------------------------------------------
                                    (Street)

Richfield,                             MN                55423
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)



________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Artesyn Technologies, Inc.  (ATSN)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


December 31, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================


                                                                               5.             6.
                                               4.                              Amount of      Owner-
                                               Securities Acquired (A) or      Securities     ship
                                               Disposed of (D)                 Beneficially   Form:     7.
                                               (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
1.             2.                 3.           ------------------------------- of Issuer's    (D) or    Indirect
Title of       Transaction        Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Security       Date               Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)     (mm/dd/yy)         (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------
Common Stock   11/04/02           G                30,000      D               872,056        D
------------------------------------------------------------------------------------------------------------------
Common Stock                                                                    40,000        I         by Trust
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

====================================================================================================================

                                                                          (Over)

*    If the Form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                 10.
                                                                                                       9.        Owner-
                                                                                                       Number    ship
                                                                                                       of        Form
                 2.                                                                                    Deriv-    of
                 Conver-                      5.                             7.                        ative     Deriv-   11.
                 sion                         Number of                      Title and Amount          Secur-    ative    Nature
                 or                           Derivative    6.               of Underlying     8.      ities     Secur-   of
                 Exer-                        Securities    Date             Securities        Price   Bene-     ity:     In-
                 cise      3.                 Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      ficially  Direct   direct
                 Price     Trans-    4.       or Disposed   Expiration Date  ----------------  Deriv-  Owned     (D) or   Bene-
1.               of        action    Trans-   of(D)         (Month/Day/Year)         Amount    ative   at End    In-      ficial
Title of         Deriv-    Date      action   (Instr. 3,    ----------------         or        Secur-  of        direct   Owner-
Derivative       ative     (Month/   Code     4 and 5)      Date     Expira-         Number    ity     Year      (I)      ship
Security         Secur-    Day/      (Instr.  ------------  Exer-    tion            of        (Instr. (Instr.   (Instr.  (Instr
(Instr. 3)       ity       Year)     8)       (A)   (D)     cisable  Date    Title   Shares    5)      4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------
Non-Qualified     $7.2800  05/09/02   A       10,000        05/09/03 05/09/12 Common  10,000           10,000   D
Stock Option                                                                  Stock
(right to buy)
-----------------------------------------------------------------------------------------------------------------------------
Non-Qualified    $15.7900                                                     Common  10,000           10,000   D
Stock Option                                                                  Stock
(right to buy)
-----------------------------------------------------------------------------------------------------------------------------
Non-Qualified    $18.2500                                                     Common  10,000           10,000   D
Stock Option                                                                  Stock
(right to buy)
-----------------------------------------------------------------------------------------------------------------------------
Non-Qualified    $20.1250                                                     Common  10,000           10,000   D
Stock Option                                                                  Stock
(right to buy)
-----------------------------------------------------------------------------------------------------------------------------
Non-Qualified    $21.2500                                                     Common  10,000           10,000   D
Stock Option                                                                  Stock
(right to buy)
-----------------------------------------------------------------------------------------------------------------------------
Non-Qualified    $23.8125                                                     Common  10,000           10,000   D
Stock Option                                                                  Stock
(right to buy)
-----------------------------------------------------------------------------------------------------------------------------

=============================================================================================================================

Explanation of Responses:


      /s/ Giselle Hurwitz                                    January 15, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

By:  Giselle Hurwitz
For: Lawrence J. Matthews

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.